Exhibit 5.1

[McCarter & English LLP letterhead]

April 27, 2011

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, Massachusetts 02459

Re:	Post-Effective Amendment No. 4 on Form S-1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”) in connection with its Post-Effective Amendment No. 4 on Form S-1 to Registration Statement on Form S-3 (the “Registration Statement”) filed the by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) which contains a combined prospectus registering the sale or resale of an aggregate of 9,147,500 shares of the Company’s common stock, par value $0.001 par value (the “Shares”). The Shares are issuable upon conversion of shares of the Company’s Series A 12% Convertible Preferred Stock (“the “Series A Preferred”) or exercise of warrants issued in connection with the Series A Preferred or sold by the Company in February 2008 (collectively, the “Warrants”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized for issuance, and (ii) when issued upon conversion pursuant to the terms of the Series A Preferred or upon payment pursuant to exercise of the Warrants in accordance with their terms, the Shares will be fully paid and non-assessable shares of the common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to, and all references to our firm contained in, the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

Very truly yours

/s/ McCarter & English LLP